Exhibit 99.1

FOR IMMEDIATE RELEASE

Dean Foods Announces Changes to the Board of Directors

Pete Schenkel and Lewis Collens Retire from Dean Foods Board of Directors; and

Doreen Wright and Wayne Mailloux Elected as New Members

DALLAS, TEXAS (May 21, 2009) – Dean Foods Company (NYSE: DF) today announced that Pete Schenkel and Lewis M. Collens retired from the Dean Foods Board of Directors and Wayne Mailloux and Doreen Wright were elected as new members, effective immediately.

Schenkel and Collens Retire from the Board

Pete Schenkel was elected to the Board of Directors in January 2000 and became Vice Chairman in January 2006. He previously served as President of Dean Dairy Group. Schenkel joined the company in January 2000 in connection with Dean Foods’ acquisition of Southern Foods Group. From 1959 to December 31, 1999, he served in various capacities at Southern Foods Group, including Chairman of the Board and Chief Executive Officer from 1994 through 1999, and President from 1987 to 1994.

Over the last 50 years, Schenkel has been an iconic figure in the U.S. dairy industry and is considered one of the most important figures in the creation and success of Dean Foods to date.

Lewis M. Collens was elected to the Board of Directors in December 2001 in connection with Suiza Foods’ acquisition of the former Dean Foods Company. He served on the Board of the former Dean Foods from 1991-2001. Collens was President of Illinois Institute of Technology and Chairman and Chief Executive Officer of IIT Research Institute from 1990 to 2007.

“Pete and Lew have been integral members of the Board of Directors and have added value throughout their tenure and will be missed,” said Gregg Engles, Chairman of the Board and Chief Executive Officer. “The Board wishes them well in the next phase of their careers and thanks them for their many contributions.”

Wright and Mailloux Elected to the Board

Dean Foods is pleased to welcome Doreen Wright and Wayne Mailloux to its Board of Directors. “We are thrilled that Doreen and Wayne have agreed to join Dean Foods’ Board,” said Engles. “The breadth and depth of their personal and business experiences, together with their proven leadership qualities, will strengthen the Board’s ability to guide Dean Foods toward becoming a leading food and beverage company.”

Doreen Wright

Doreen Wright recently retired from Campbell Soup Company where she served as Chief Information Officer from 2001 to 2008. In 2002, she was the interim Chief Human Resources Officer. Prior to joining Campbell, Doreen was Executive Vice President and Chief Information Officer at Nabisco. Doreen has held leadership positions in operations and information technology in the financial services and consumer products industries including Prudential, American Express, Bankers Trust Company and Merrill Lynch.

She currently sits on the Board of Directors of Conseco, Inc., serving on the Audit Committee, and also serves on the Oriental Trading Company Board of Directors. She is Vice Chairman of the Riverside Symphonia. She previously served on the boards of the Yankee Candle Company, Alphanet Solutions, as well as a number of performing arts organizations.

Wright brings strong financial, IT and risk management capability, in addition to her demonstrated competence in large-scale project management and change management. She is known for creating high-performing cultures by insisting on excellence and instilling a sense of accountability within organizations.

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Wayne Mailloux

Wayne Mailloux retired from PepsiCo in 2004 after a lengthy career as a senior executive serving as SVP Global Sales at headquarters in New York, and prior to that as President Pepsi Cola Europe/Africa in London, and President of Pepsi Cola Canada in Toronto. Mailloux launched his career as President, Seven-Up Montreal Bottling, Seven-Up Canada, Inc. Mailloux also held leadership positions at Grey Advertising Montreal, Cadbury Schweppes Powell Canada, Inc., Fromageries Bel, as well as General Foods.

He currently sits on the Board of Directors for Black Bull Resources Inc. Previously, he served on the boards of Delta Systems Inc., Ault Dairies Limited, Alliance Canners of Canada Ltd., Britvic Holdings UK Limited, International Pepsi Cola Bottling Investments Ltd., Canadian Soft Drinks Association, and the Grocery Products Manufacturers Council of Canada.

Mailloux brings a breadth of experience that will benefit Dean Foods as it implements its strategic growth plan over the next three to five years. He has led large marketing organizations and operating businesses in a wide variety of competitive markets across the globe and has deep experience in sales, marketing and complex franchise/distribution systems and multi channel customer relationships in North America and Europe.

Said Engles, “Both are highly regarded business leaders with demonstrated track records of success in leading strategic business transformations. Wayne’s background in sales and distribution and Doreen’s background in technology transformation will be particularly valuable to our continued growth.”

ABOUT DEAN FOODS

Dean Foods Company is the largest processor and distributor of milk and other dairy products in the United States. The Company sells milk and a full range of other dairy products under more than 50 well-known local and regional brands and a wide array of private labels. The Company’s WhiteWave Foods division produces a variety of nationally branded dairy and dairy-related products, such as Horizon Organic ® dairy products, Silk ® soymilk, and International Delight ® coffee creamers. WhiteWave Foods’ Rachel’s Organic ® brand is the largest organic milk brand and second largest organic yogurt brand in the United Kingdom.

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CONTACT: Corporate Communications, Marguerite Copel, +1-214-721-1273; or Investor Relations, Barry Sievert, +1-214-303-3437

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